Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (Registration Nos. 333-63758, 333-81326 and 333-128082) of our report dated March 20, 2006 on our audit of the consolidated financial statements of SpectRx, Inc. included in the 2005 annual report on Form 10-KSB/A.

/s/ Eisner LLP

New York, New York

April 25, 2006